EXHIBIT 99.1

United Rentals, Inc. 100 First Stamford Place Suite 700 Stamford, CT 06902 tel: 203 622-3131 fax: 203 622-6080 unitedrentals.com

United Rentals to Webcast Investor Day Meeting

STAMFORD, Conn. – November 19, 2014 – United Rentals, Inc. (NYSE: URI) today announced members of its senior management will present an overview of the company’s operational and financial strategy at the company’s Investor Day meeting in New York on December 4.

The presentation will be broadcast live through an audio webcast beginning at 12:30 p.m. (ET). The broadcast will be available by accessing the link below and also from the company’s website at www.unitedrentals.com. The webcast will be archived for ninety days.

https://www.webcaster4.com/Webcast/ListenPage?companyId=359&webcastId=6569

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 882 rental locations in 49 states and 10 Canadian provinces. The company’s approximately 12,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,300 classes of equipment for rent with a total original cost of $8.61 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

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Contact:

Fred Bratman

(203) 618-7318

Cell: (917) 847-4507

fbratman@ur.com